TRANSITION SERVICES AND SEPARATION AGREEMENT
THIS TRANSITION SERVICES AND SEPARATION AGREEMENT (this “Agreement”) is made on this 8th day of November, 2017 (the “Effective Date”) by and between DAVID D. CLARK (the “Executive”), on the one hand, and THE MEET GROUP, INC. (the “Company”), a Delaware corporation, on the other hand.
WHEREAS, the Executive is currently employed as the Company’s Chief Financial Officer; and
WHEREAS, the Executive and the Company are parties to an employment agreement dated as of January 24, 2013 (the “Employment Agreement”); and
WHEREAS, the Executive and the Company are parties to an Award Grant Vesting Agreement dated as of April 26, 2016 (the “Vesting Agreement”); and
WHEREAS, in exchange for certain rights and benefits described herein, the Executive has agreed to continue to serve as the Company’s Chief Financial Officer until November 13, 2017 and after such date to remain employed with the Company without a title until December 31, 2017, subject to the execution of and compliance with this Agreement and the Release (as described below).
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.Continuation and Cessation of Employment Services. The Executive will continue to serve as the Company’s Chief Financial Officer until November 13, 2017 (the “Transition Date”) and thereafter will remain employed with the Company without title and devote such time as is reasonably necessary to provide transition services to the Company until December 31, 2017 (the “Termination Date”) and in return the Executive shall continue to receive his compensation and benefits until the Termination Date. The Executive hereby resigns, effective as of the Transition Date, from any and all officer, director and other positions he then holds with the Company and/or its affiliates (other than the Executive’s employment relationship with the Company). Effective on the Termination Date, the Employee will resign for Good Reason (as defined in the Employment Agreement and the Vesting Agreement) and the Executive’s employment with the Company will cease.
2.    Consideration; Acknowledgments.
2.1.    Subject to the Executive’s execution, delivery and non-revocation of the Release (as defined below) following the Termination Date in accordance with Section 2.2 below, the Company shall:
2.1.1.    continue to make base salary payments to the Executive at his then current rate of pay, less applicable tax withholdings and in accordance with the Company’s normal payroll practices as in effect from time to time, for a period beginning on January 1, 2018 and ending December 31, 2018 (the “Severance Period”);
2.1.2.    pay to the Executive a target annual incentive compensation award payment for the 2017 year in the amount equal to 50% of Executive’s current salary, with such bonus being paid as soon as administratively feasible after the Release becomes irrevocable but in no event later than March 15, 2018;

2.1.3.    if the Executive validly elects, provide Executive with the benefits set forth in Section 2.2(iii) of the Employment Agreement and supplemental disability coverage during the Severance Period;
2.1.4.    transfer ownership to the Executive of his cellphone (including for sake of clarity, his current cellphone number) and laptop;
2.1.5.    pay for any accrued but unused vacation time as of the Termination Date;
2.1.6.    reimburse Executive for any legal costs incurred in the drafting, negotiating and counseling in connection with this Agreement in an amount not to exceed $7,500; and
2.1.7.    accelerate and fully vest the Executive’s Awards (as defined in the Vesting Agreement) pursuant to the terms of the Vesting Agreement.
2.2.    The Executive hereby acknowledges and agrees that the payments and benefits described in Section 2.1 above are contingent on (i) his execution, delivery and non-revocation of a release of claims substantially in the form attached hereto as Exhibit A (the “Release”) within twenty one (21) days following the Termination Date and (ii) his continued compliance with the terms of the Restrictive Covenant Agreement (as defined below). For avoidance of doubt, if Executive revokes the Release, he will have no right to receive the payments and benefits described above in Section 2.1.
2.3.    The Executive acknowledges that except as otherwise specifically provided herein: (i) the payments and benefits provided pursuant to Section 2.1 are in lieu of the severance benefits provided in the Employment Agreement and the cessation of his employment by the Company and its affiliates will not entitle him to any severance pay or benefits, and (ii) neither the Company nor any of its affiliates will have any other liability or obligation to him. The Executive further acknowledges that, in the absence of his execution of this Agreement and the Release, the payments and benefits described above in Section 2.1 would not otherwise be due to him.
3.    Restrictive Covenants. The Executive acknowledges and agrees that, following the Termination Date (or any prior cessation of employment with the Company), he shall continue to be bound by and comply with the restrictive covenants contained in the Employment Agreement (the “Restrictive Covenants”). The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
4.    Non-Disparagement. The Executive will not disparage any Released Person (as defined in the Release) or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of the Executive.
5.    Challenge. If the Executive materially violates or challenges the enforceability of any provisions of this Agreement, the Release or the Restrictive Covenants, no further payments, rights or benefits under this Agreement will be due to the Executive.

6.    Miscellaneous.
6.1.    No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or its affiliates, nor seek in any way to be reinstated, re-employed or re-hired by the Company or its affiliates after the Termination Date.
6.2.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that successor shall agree in writing to undertake all obligations hereunder with the Company secondarily liable for all such obligations.
6.3.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
6.4.    Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
6.5.    Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.
6.6.    Counterparts. This Agreement may be executed, including execution by facsimile or electronic copy, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date first above written.

THE MEET GROUP, INC.

By:
Name:
Title:

DAVID D. CLARK

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